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                                                                   EXHIBIT 3.(X)

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARITCLES OF INCORPORATION
                                       OF
                      NEVADA MANHATTAN MINING INCORPORATED


     We the undersigned as President and Secretary of Nevada Manhattan Mining Incorporated, do hereby certify: That the Board of Directors of said corporation at a meeting duly convened and held on the 8th day of January, 1998, adopted a resolution to amend the Articles of Incorporation as follows:

                  Article I shall be amended to read as follows:

         "The name of the corporation NEVADA MANHATTAN MINING INCORPORATED, shall be changed to the corporate name of TERRA NATURAL RESOURCES CORPORATION."

     The said change and amendment has been consented to and approved by a majority of the stockholders holding each class of stock outstanding and entitled to vote thereon at an annual shareholders' meeting of Nevada Manhattan Mining held on April 17, 1998; that the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was sixteen million, nine hundred ninety-three thousand and eight hundred fifteen (16,993k815) shares, one cent par value.


                                              /s/ Christopher D. Michaels
                                            -----------------------------------
                                            CHRISTOPHER D. MICHAELS, President

                                              /s/ Jeffrey S. Kramer
                                            ------------------------------------
                                            JEFFREY S. KRAMER, Secretary